FOR IMMEDIATE RELEASE
CONTACT:
Debbie Cohen, Cohen Communications
559.222.1312, C: 559.281.1312
Jennifer Held, SVP, Marketing Director
209.561.0277

COMMUNITY WEST BANK
APPOINTS HINSON M. THOMAS AS CHIEF CREDIT OFFICER

FRESNO, CALIFORNIA – March 21, 2025 – James J. Kim, President and CEO of Community West Bank (the Bank), announced today the appointment of Hinson M. Thomas as Executive Vice President and Chief Credit Officer (CCO) for the Bank, effective March 17, 2025.

Thomas brings over 30 years of experience in credit risk management, commercial banking and lending. Most recently, he served as EVP, Chief Credit Officer for a California-based community bank. A respected financial services industry leader, Thomas is highly regarded for his ability to foster strong teams and nurture commercial, small business and community relationships. In his new role, he will oversee the Bank’s Credit Administration Division, manage company-wide credit quality and serve on the Executive Managing Committee.

"We are excited to welcome Hinson, whose exceptional leadership and deep expertise in credit and finance will be key drivers in accelerating our company’s strategic growth," said Kim. "His commitment to collaboration and shared values complement our executive team, and I am confident that, together, we will build on our 45-year legacy of delivering outstanding results and exceeding expectations for our team members, clients, communities and shareholders."

Thomas earned his B.S. in Business Management and MBA from California State University, San Jose, in addition to completing the postgraduate program at Pacific Coast Banking School.

About Community West Bancshares and Bank
Community West Bancshares (“Company”) (NASDAQ: CWBC) and its wholly owned subsidiary, Community West Bank (“Bank”), are headquartered in Fresno, California. The Company was established in 1979 with the vision to help businesses and communities by exceeding expectations at every opportunity, and opened its first Banking Center in January 1980. Today, the Bank operates full-service Banking Centers throughout Central California and maintains a variety of departments supporting Commercial Lending, Agribusiness, SBA, Residential Construction and Mortgage, Manufactured Housing, Private Banking and Cash Management.

Members of the Company and Bank Board of Directors are: Daniel J. Doyle (Chairman), Robert H. Bartlein (Vice Chairman), James J. Kim (CEO of the Company and President and CEO of the Bank), Martin E. Plourd (President of the Company), Suzanne M. Chadwick, Daniel N. Cunningham, Tom L. Dobyns, F.T. “Tommy” Elliott IV, Robert J. Flautt, James W. Lokey, Andriana D. Majarian, Steven D. McDonald, Dorothea D. Silva, William S. Smittcamp and Kirk B. Stovesand. Louis C. McMurray is Director Emeritus.

More information about Community West Bancshares and Community West Bank can be found at www.communitywestbank.com. Also, follow the Company on LinkedIn, X and Facebook.

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